Exhibit 99.1
PRESS RELEASE

Contacts:	For Centuri investors, contact:	For Centuri media information, contact:
	(623) 879-3700	Jennifer Russo
	Investors@Centuri.com	(602) 781-6958
JRusso@Centuri.com
FOR IMMEDIATE RELEASE
May 12, 2025
CENTURI REPORTS FIRST QUARTER 2025 RESULTS, AFFIRMS 2025 OUTLOOK

PHOENIX, AZ – May 12, 2025 - Centuri Holdings, Inc. (NYSE: CTRI) ("Centuri" or the "Company") today announced financial and operating results for the first quarter, ended March 30, 2025, and affirms full year 2025 outlook.

First Quarter 2025 Financial and Other Business Highlights
•Secured record customer awards in excess of $1.2 billion
•Revenue of $550.1 million versus $528.0 million in the first quarter of 2024
•Net loss attributable to common stock of $17.9 million (diluted loss per share of $0.20) versus $25.1 million (diluted loss per share of $0.35) in the first quarter of 2024
•Adjusted Net Loss of $10.5 million (adjusted diluted loss per share of $0.12) versus $14.4 million (adjusted diluted loss per share of $0.20) in the first quarter of 2024
•Adjusted EBITDA of $24.2 million, a 20% improvement above the $20.2 million achieved in the first quarter of 2024
•Completed comprehensive review to optimize opportunity pipeline, business development, and sales functions

“Our financial performance and commercial activity in the first quarter exceeded our expectations, driven by strong customer service delivery and new contract awards. These results reflect the hard work of our team to take action early in the year to focus on our growth priorities," said Centuri President & CEO Christian Brown.

“Since year end, we've made substantial progress on driving greater organizational accountability into each of our operating segments and identifying, developing, and securing new growth opportunities. Specifically, we have been focused on invigorating our sales process and procedures and institutionalizing a growth culture across the company. Our efforts are showing results, as evidenced by our growing opportunities, which are now approaching a total of $12 billion in revenue across both our Gas and Electric end markets. Based on this strong pipeline and recent customer engagements, we expect continued strength in capital spending by our customers despite recent macro uncertainty. Leveraging the strength of our entire platform is already yielding results in our ability to expand our core customer base and identify new opportunities for growth. As of March 30, 2025, our backlog and revenue coverage for fiscal year 2025 increased significantly from the prior period, which enables us to affirm our 2025 outlook while continuing to build momentum and deliver on expectations.”

Management Commentary

Financial results during the first quarter of 2025 increased year-over-year, with revenue increasing by $22.1 million, or 4.2%, and Adjusted EBITDA improving by $4.1 million, or 20.1%, driven by improvement in both Non-union and Union Electric segments. Non-union Electric delivered $40.5 million, or 41.9%, year-over-year revenue growth driven by higher crew counts and work hours in the core electric business. Core Union Electric revenues grew by $39.8 million year-over-year primarily due to increased bid project activity, particularly in industrial and electrical substation infrastructure. Partially offsetting these contributions were expected reductions in offshore wind revenues, which declined by $22.3 million year-over-year, and a year-over-year reduction in the U.S. Gas segment revenue. Additionally, winter weather disruptions had a more pronounced impact on our U.S. Gas business early in the quarter which impacted revenue and profitability. However, performance returned to expected levels of revenue and profitability in March. Our Canadian Gas segment continued to exceed expectations delivering solid margins for the period.

During the first quarter of 2025, Centuri booked over $1.2 billion in new awards, comprised of $505 million of new customer contracts and MSA awards (42% of total) and over $700 million of MSA renewals (58% of total). This represented a significant sequential increase compared to the $221 million booked in the fourth quarter of 2024 and was a record quarter for commercial bookings. These bookings drove a book-to-bill ratio of 2.2x, and an increase in backlog to $4.5 billion as of March 30, 2025 from $3.7 billion as of year-end 2024. The Company continues to believe that it can achieve a book-to-bill ratio that is in excess of 1.1x in 2025.

Centuri's net debt to adjusted EBITDA ratio was 3.5x as of March 30, 2025, which improved from 3.6x as of December 29, 2024 and is in line with expectations.

Affirming Full Year 2025 Outlook
•Revenue outlook of $2.60 to $2.80 billion
•Adjusted EBITDA of $240 to $275 million
•Net capital expenditures of $65 to $80 million

See the first quarter earnings release slides for details on certain key assumptions associated with our Full Year 2025 Outlook.

Centuri Holdings, Inc. Supplemental Segment Data (In thousands, except percentages) (Unaudited)
Segment Results

Fiscal three months ended March 30, 2025 compared to the fiscal three months ended March 31, 2024

	Fiscal Three Months Ended				Change
(dollars in thousands)	March 30, 2025		March 31, 2024		$	%
Revenue:
U.S. Gas	$197,694	35.9%	$226,578	42.9%	$(28,884)	(12.7%)
Canadian Gas	39,784	7.2%	40,979	7.8%	(1,195)	(2.9%)
Union Electric	175,468	31.9%	163,851	31.0%	11,617	7.1%
Non-Union Electric	137,135	25.0%	96,615	18.3%	40,520	41.9%
Consolidated revenue	$550,081	100.0%	$528,023	100.0%	$22,058	4.2%
Gross profit:
U.S. Gas	$(14,856)	(7.5%)	$(3,976)	(1.8%)	$(10,880)	273.6%
Canadian Gas	7,079	17.8%	3,086	7.5%	3,993	129.4%
Union Electric	11,813	6.7%	11,369	6.9%	444	3.9%
Non-Union Electric	16,292	11.9%	2,800	2.9%	13,492	481.9%
Consolidated gross profit	$20,328	3.7%	$13,279	2.5%	$7,049	53.1%

Conference Call Information

Centuri will conduct a conference call today, Monday, May 12, 2025 at 10:00 AM ET / 7:00 AM PT to discuss its first quarter 2025 financial results and other business highlights. The conference call will be webcast live on the Company's investor relations (IR) website at https://investor.centuri.com. The conference call can also be accessed via phone by dialing (800) 549-8228, or for international callers, (289) 819-1520. A supplemental investor presentation will also be available on the IR website prior to the start of the conference call. The earnings call will also be archived on the IR website and a replay of the call will be available by dialing (888) 660-6264 in the U.S., or (289) 819-1325 internationally and entering passcode 29379 #. The replay dial-in feature will be made available one hour after the call’s conclusion and will be active for 12 months.

About Centuri

Centuri Holdings, Inc. is a strategic utility infrastructure services company that partners with regulated utilities to build and maintain the energy network that powers millions of homes and businesses across the United States and Canada.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can often be identified by the use of words such as “will,” “predict,” “continue,” “forecast,” “expect,” “believe,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “seek,” “estimate,” “should,” “may” and “assume,” as well as variations of such words and similar expressions referring to the future. The specific forward-looking statements made herein include (without limitation) statements regarding our belief that, in the near term, the Company is well positioned to pursue its strategic priorities, inclusive of increasing MSA and new contract awards; our estimation that awards secured in the most recent quarter represent more than $1.2 billion in potential revenue; our estimation of the value of our backlog; our expectation that there will be continued strength in capital spending by our customers despite recent macro uncertainty; our expectation that we will deliver a book-to-bill ratio in excess of 1.1x in 2025; our belief that today's energy markets offer tremendous growth potential for Centuri with both existing and new customers; and the number ranges presented in our Full Year 2025 Outlook. A number of important factors affecting the business and financial results of Centuri could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, capital market risks and the impact of general economic or industry conditions. Factors that could cause actual results to differ also include (without limitation) those discussed in Centuri’s filings filed from time to time with the U.S. Securities and Exchange Commission. The statements in this press release are made as of the date of this press release, even if subsequently made available by Centuri on its website or otherwise. Centuri does not assume any obligation to update the forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.

Backlog

Backlog represents contracted revenue on existing bid agreements as well as estimates of revenue to be realized over the contractual life of existing long-term MSAs. The contractual life of an MSA is defined as the stated length of the contract including any renewal options stated in the contract that we believe our customers are reasonably certain to execute.

Book-to-bill

Book-to-bill represents the ratio of total awards won in a period to total revenue recognized in the same period.

Non-GAAP Financial Measures

We prepare and present our financial statements in accordance with GAAP. However, management believes that EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Loss, Adjusted Diluted Loss per Share, and Net Debt to Adjusted EBITDA Ratio, all of which are measures not presented in accordance with GAAP, provide investors with additional useful information in evaluating our performance. We use these non-GAAP measures internally to evaluate performance and to make financial, investment and operational decisions. We believe that presentation of these non-GAAP measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparisons of results. Management also believes that providing these non-GAAP measures helps investors evaluate the Company’s operating performance, profitability and business trends in a way that is consistent with how management evaluates such matters.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for (i) non-cash stock-based compensation expense, (ii) separation-related costs, (iii) strategic review costs, (iv) severance costs, (v) securitization facility transaction fees, and (vi) CEO transition costs. Adjusted EBITDA Margin is defined as the percentage derived from dividing Adjusted EBITDA by revenue. Management believes that EBITDA helps investors gain an understanding of the factors affecting our ongoing cash earnings from which capital investments are made and debt is serviced, and that Adjusted EBITDA provides additional insight by removing certain expenses that are non-recurring and/or non-operational in nature. Management believes that Adjusted EBITDA Margin is useful for the same reason as Adjusted EBITDA, and also provides an additional understanding of how Adjusted EBITDA is impacted by factors other than changes in revenue. Because these non-GAAP metrics, as defined, exclude some, but not all, items that affect comparable GAAP financial measures, these non-GAAP metrics may not be comparable to similarly titled measures of other companies.

Net Debt to Adjusted EBITDA Ratio is calculated by dividing net debt as of the latest balance sheet date by the trailing twelve months of Adjusted EBITDA. Net debt is defined as the sum of all bank debt on the balance sheet and finance lease liabilities, net of cash. Management believes this ratio helps investors understand the extent to which our business is leveraged.

Adjusted Net Loss is defined as net loss adjusted for (i) separation-related costs, (ii) strategic review costs, (iii) severance costs, (iv) amortization of intangible assets, (v) non-cash stock-based compensation expense, and (vi) the income tax impact of adjustments that are subject to tax, which is determined using the incremental statutory tax rates of the jurisdictions to which each adjustment relates for the respective periods. Management believes that Adjusted Net Loss helps investors understand the profitability of our business when excluding certain expenses that are non-recurring and/or non-operational in nature. Adjusted Dilutive Loss per Share is defined as Adjusted Net Loss divided by weighted average diluted shares outstanding.

Using EBITDA as a performance measure has material limitations as compared to net loss, or other financial measures as defined under GAAP, as it excludes certain recurring items, which may be meaningful to investors. EBITDA excludes interest expense net of interest income; however, as we have borrowed money to finance transactions and operations, or invested available cash to generate interest income, interest expense and interest income are elements of our cost structure and can affect our ability to generate revenue and returns for our stockholders. Further, EBITDA excludes depreciation and amortization; however, as we use capital and intangible assets to generate revenue, depreciation and amortization are necessary elements of our costs and ability to generate revenue. Finally, EBITDA excludes income taxes; however, as we are organized as a corporation, the payment of taxes is a necessary element of our operations. As a result of these exclusions from EBITDA, any measure that excludes interest expense net of interest income, depreciation and amortization and income taxes has material limitations as compared to net loss. When using EBITDA as a performance measure, management compensates for these limitations by comparing EBITDA to net loss in each period, to allow for the comparison of the performance of the underlying core operations with the overall performance of the Company on a full-cost, after-tax basis.

As to certain of the items related to these non-GAAP metrics: (i) non-cash stock-based compensation expense varies from period to period due to changes in the estimated fair value of performance-based awards, forfeitures and amounts granted; (ii) separation-related costs represent expenses incurred post-Centuri IPO in connection with the separation and stand up of Centuri as its own public company, including costs incurred in connection with the establishment of Centuri’s Unutilized Tax Assets Agreement with Southwest Gas Holdings and under other separation-related agreements, which are not reflective of our ongoing operations and will not recur following the full separation from Southwest Gas Holdings; (iii) strategic review costs represent costs incurred during the Centuri IPO and related costs incurred to establish Centuri as a public company leading up to the IPO; (iv) severance costs relate to non-recurring restructuring activities; (v) securitization facility transaction fees represent legal and other professional fees incurred to establish our Securitization Facility and (vi) CEO transition costs represent incremental costs incurred to find and hire a replacement CEO.

Centuri Holdings, Inc. Reconciliation of Non-GAAP Financial Measures (In thousands unless otherwise noted) (Unaudited)

The most comparable GAAP financial measure and information reconciling the GAAP and non-GAAP financial measures are set forth below.

	Fiscal Three Months Ended		Fiscal Year Ended
(dollars in thousands)	March 30, 2025	March 31, 2024	December 29, 2024
Net loss	$(17,924)	$(25,233)	$(6,822)
Interest expense, net	17,862	24,099	90,515
Income tax (benefit) expense	(13,131)	(20,773)	3,466
Depreciation expense	27,557	27,651	108,703
Amortization of intangible assets	6,666	6,668	26,642
EBITDA	21,030	12,412	222,504
Non-cash stock-based compensation	1,587	(588)	2,231
Separation-related costs	1,611	—	—
Strategic review costs	—	3,877	2,010
Severance costs	—	4,471	8,028
Securitization facility transaction fees	—	—	1,393
CEO transition costs	—	—	2,060
Adjusted EBITDA	$24,228	$20,172	$238,226
Adjusted EBITDA Margin (% of revenue)	4.4%	3.8%	9.0%

	Fiscal Three Months Ended
(dollars in thousands)	March 30, 2025	March 31, 2024
Net loss	$(17,924)	$(25,233)
Separation-related costs	1,611	—
Strategic review costs	—	3,877
Severance costs	—	4,471
Amortization of intangible assets	6,666	6,668
Non-cash stock-based compensation	1,587	(588)
Income tax impact of adjustments(1)	(2,466)	(3,607)
Adjusted Net Loss	$(10,526)	$(14,412)
(1)Calculated based on a blended statutory tax rate of 25%.

Centuri Holdings, Inc. Reconciliation of Non-GAAP Financial Measures (In thousands unless otherwise noted) (Unaudited)

	Fiscal Three Months Ended
(dollars per share)	March 30, 2025	March 31, 2024
Diluted loss per share attributable to common stock (GAAP as reported)	$(0.20)	$(0.35)
Separation-related costs	0.02	—
Strategic review costs	—	0.05
Severance costs	—	0.06
Amortization of intangible assets	0.07	0.10
Non-cash stock-based compensation	0.02	(0.01)
Income tax impact of adjustments	(0.03)	(0.05)
Adjusted Diluted Loss per Share	$(0.12)	$(0.20)

(dollars in thousands, except Net Debt to Adjusted EBITDA ratio)	March 30, 2025	December 29, 2024
Debt
Current portion of long-term debt	$28,932	$30,018
Current portion of finance lease liabilities	8,558	9,331
Long-term debt, net of current portion	724,723	730,330
Line of credit	97,820	113,533
Finance lease liabilities, net of current portion	13,135	15,009
Total debt	$873,168	$898,221
Less: Cash and cash equivalents	(15,255)	(49,019)
Net debt	$857,913	$849,202

Trailing twelve month Adjusted EBITDA	$242,282	$238,226
Net Debt to Adjusted EBITDA ratio (1)	3.5	3.6
(1)This net debt to adjusted EBITDA ratio may differ slightly from the net leverage ratio calculated for the purposes of the revolving credit facility.

Centuri Holdings, Inc. Condensed Consolidated Statements of Operations (In thousands, except per share information) (Unaudited)

	Fiscal Three Months Ended
	March 30, 2025	March 31, 2024
Revenue	$528,972	$504,745
Revenue, related party - parent	21,109	23,278
Total revenue, net	550,081	528,023
Cost of revenue (including depreciation)	509,377	492,853
Cost of revenue, related party - parent (including depreciation)	20,376	21,891
Total cost of revenue	529,753	514,744
Gross profit	20,328	13,279
Selling, general and administrative expenses	26,375	28,550
Amortization of intangible assets	6,666	6,668
Operating loss	(12,713)	(21,939)
Interest expense, net	17,862	24,099
Other expense (income), net	480	(32)
Loss before income taxes	(31,055)	(46,006)
Income tax benefit	(13,131)	(20,773)
Net loss	(17,924)	(25,233)
Net income (loss) attributable to noncontrolling interests	13	(175)
Net loss attributable to common stock	$(17,937)	$(25,058)

Loss per share attributable to common stock:
Basic	$(0.20)	$(0.35)
Diluted	$(0.20)	$(0.35)
Shares used in computing earnings per share:
Weighted average basic shares outstanding	88,518	71,666
Weighted average diluted shares outstanding	88,518	71,666

Centuri Holdings, Inc. Condensed Consolidated Balance Sheets (In thousands, except share information) (Unaudited)

	March 30, 2025	December 29, 2024
ASSETS
Current assets:
Cash and cash equivalents	$15,255	$49,019
Accounts receivable, net	206,674	271,793
Accounts receivable, related party - parent, net	441	9,648
Contract assets	270,258	235,546
Contract assets, related party - parent	2,326	2,623
Prepaid expenses and other current assets	41,126	32,755
Total current assets	536,080	601,384
Property and equipment, net	501,053	511,314
Intangible assets, net	334,277	340,901
Goodwill, net	368,378	368,302
Right-of-use assets under finance leases	31,646	33,790
Right-of-use assets under operating leases	107,922	104,139
Other assets	113,261	114,560
Total assets	$1,992,617	$2,074,390
LIABILITIES, TEMPORARY EQUITY AND EQUITY
Current liabilities:
Current portion of long-term debt	$28,932	$30,018
Current portion of finance lease liabilities	8,558	9,331
Current portion of operating lease liabilities	19,543	18,695
Accounts payable	115,977	125,726
Accrued expenses and other current liabilities	142,105	173,584
Contract liabilities	25,364	24,975
Total current liabilities	340,479	382,329
Long-term debt, net of current portion	724,723	730,330
Line of credit	97,820	113,533
Finance lease liabilities, net of current portion	13,135	15,009
Operating lease liabilities, net of current portion	94,664	91,739
Deferred income taxes	115,117	115,114
Other long-term liabilities	65,448	66,115
Total liabilities	1,451,386	1,514,169
Temporary equity:
Redeemable noncontrolling interests	4,682	4,669
Equity:
Common stock, $0.01 par value, 850,000,000 shares authorized, 88,517,521 shares issued and outstanding at March 30, 2025 and December 29, 2024	885	885
Additional paid-in capital	717,464	718,598
Accumulated other comprehensive loss	(13,116)	(13,209)
Accumulated deficit	(168,684)	(150,722)
Total equity	536,549	555,552
Total liabilities, temporary equity and equity	$1,992,617	$2,074,390

Centuri Holdings, Inc. Condensed Consolidated Statements of Cash Flows (In thousands) (Unaudited)

	Fiscal Three Months Ended
	March 30, 2025	March 31, 2024
Net cash provided by (used in) operating activities	$16,676	$(26,451)
Cash flows from investing activities:
Capital expenditures	(24,362)	(26,261)
Proceeds from sale of property and equipment	1,154	1,624
Net cash used in investing activities	(23,208)	(24,637)
Cash flows from financing activities:
Proceeds from line of credit borrowings	39,756	55,896
Payment of line of credit borrowings	(55,544)	(5,931)
Principal payments on long-term debt	(7,876)	(10,557)
Principal payments on finance lease liabilities	(2,648)	(2,914)
Redemption of redeemable noncontrolling interest	—	(37)
Other	(931)	(173)
Net cash (used in) provided by financing activities	(27,243)	36,284
Effects of foreign exchange translation	11	(198)
Net decrease in cash and cash equivalents	(33,764)	(15,002)
Cash and cash equivalents, beginning of period	49,019	33,407
Cash and cash equivalents, end of period	$15,255	$18,405